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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                              TRAVELOCITY.COM INC.


                                    ARTICLE I


         The name of the Corporation is Travelocity.com Inc.


                                   ARTICLE II

         The address of the initial registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its initial registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.


                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

         A. AUTHORIZED CAPITAL. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 4,500,000 shares divided into two classes of which 3,000,000 shares of par value $.001 per share shall be designated Class A Common Stock and 1,500,000 shares of par value $.001 per share shall be designated Class B Common Stock. The Class A Common Stock and Class B Common Stock are sometimes hereinafter referred to collectively as the "Common Stock." Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

         B. COMMON STOCK.

                  1. Dividends. (a) Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive dividends, when and if declared by the Board of Directors,
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out of the assets of the Corporation which are by law available therefor, payable in cash, in securities or other property of the Corporation.

                           (b) If and when dividends on the Class A Common Stock
or Class B Common Stock are declared payable from time to time by the Board of Directors, holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends; provided, however, that, if dividends are declared that are payable in shares of Common Stock (or rights to receive shares of Common Stock), such dividends shall be payable in respect of a particular class of Common Stock in that same class of stock, so that holders of Class A Common Stock shall receive only shares of Class A Common Stock (or rights in respect of shares of Class A Common Stock, as the case may be) in respect thereof and holders of Class B Common Stock shall receive only shares of Class B Common Stock (or rights in respect of shares of Class B Common Stock, as the case may be) in respect thereof.

                  2. Subdivision or Combination. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock such outstanding shares of Class A Common Stock and Class B Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis, so that holders of Class A Common Stock shall receive or continue to hold only shares of Class A Common Stock in respect thereof and holders of Class B Common Stock shall receive or continue to hold only shares of Class B Common Stock in respect thereof.

                  3. Voting Rights. (a) Except as otherwise required by law, the Class A Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. A holder of a share of Class A Common Stock shall be entitled to one (1) vote for each such share standing in such holder's name on the books of the Corporation.

                           (b) Nonvoting Stock. Except as otherwise required by
law, holders of Class B Common Stock shall not be entitled to vote on any matter.


                                    ARTICLE V

         A. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

         B. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws; provided, however, that the number of directors shall not be less than one (1) nor more than eleven (11).

         C. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall provide otherwise.


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         D. The Board of Directors is authorized to make, amend and repeal the
Bylaws of the Corporation.


                                   ARTICLE VI

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under ss.174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


                                   ARTICLE VII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                  ARTICLE VIII

         The incorporator is Vasiliki B. Tsaganos, whose mailing address is 1001 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20004-2505.


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         IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of
September, 1999, and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.



                                                        /S/ Vasiliki B. Tsaganos
                                                       -------------------------
                                              Vasiliki B. Tsaganos, Incorporator




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